Exhibit 99.1

International Rectifier and Efficient Power Conversion Corporation Reach Settlement and Royalty Agreement

Agreement Ends Litigation Between Companies

EL SEGUNDO, Calif. —(BUSINESS WIRE)—June 25, 2013—International Rectifier Corporation (“IR”) (NYSE:IRF) today announced that it has entered into a settlement agreement with Efficient Power Conversion Corporation (“EPCC”) that will result in the payment of royalties to IR on the sale of Gallium Nitride (GaN) on Silicon based power devices from 2015-2023, subject to an offset in certain cases.

The settlement agreement resolves all disputes between EPCC and certain of EPCC’s principals, including Alex Lidow, and IR without judicial determination of the merits of any party’s claims or defenses. Other terms of the agreement are confidential.

IR brought suit against EPCC, Alex Lidow and others in 2009 for misappropriation of trade secrets associated with its GaN on Silicon program. Alex Lidow had also sued IR for wrongful termination as the company’s CEO. When the settlement occurred, the matter was awaiting trial in the Los Angeles Superior Court.

“We believe this resolution is positive for IR and will allow the company to put this dispute behind us,” stated IR’s President and Chief Executive Officer, Oleg Khaykin. “We will continue to direct our attention and resources to the commercialization of our GaN on Silicon technology platform as well as continuing to innovate and improving our leading competitive position in GaN on Silicon based power devices.”

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “will,” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

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